Exhibit 99

Cascade Financial Corporation                   The Cereghino Group
Contacts: Lars Johnson                          Corporate Investor Relations
          Chief Financial Officer               Becky Pendleton Reid
          425.339.5500                          206.762.0993
          www.cascadebank.com                   www.stockvalues.com
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          CASCADE FINANCIAL CORPORATION DECLARES 5-FOR-4 STOCK SPLIT
          ----------------------------------------------------------

Everett, WA - December 1, 2003 - Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today announced its Board of Directors declared a 5-for-4 stock split, accounted for as a 25% stock dividend. The stock dividend will be distributed on December 19, 2003, to shareholders of record on December 5, 2003. Shareholders will receive 25 additional shares of common stock for every 100 shares currently owned. A cash payment will be made in lieu of fractional shares. Cascade currently has 6.6 million shares outstanding, and will have approximately 8.3 million shares outstanding after payment of the stock dividend.

"We are on track to meet or exceed all of our financial performance goals this year, and our market capitalization continues to grow," said Carol K. Nelson, President and Chief Executive Officer. "We are delighted to be able to complete the year with this stock dividend, which should facilitate trading and improve liquidity for shareholders. In the past two years, we have demonstrated our commitment to increasing shareholder value by initiating several new programs for shareholders. These programs include regular cash dividends, dividend reinvestment and a direct stock purchase plan."

In October, Cascade reported its twelfth consecutive record quarterly profit driven by strong growth in the business banking portfolio with continued strong asset quality. Third quarter profits rose 18% to $2.4 million, or $0.36 per diluted share, compared to $2.1 million, or $0.31 per diluted share, in the third quarter a year ago. Year-to-date, Cascade's profits increased 20% to $7.1 million, or $1.05 per diluted share, compared to $5.9 million, or $0.90 per diluted share, in the first nine months of 2002.

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank operates 15 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens and Bellevue. In June 2003, Washington CEO Magazine ranked Cascade Bank the number one medium sized "Best Companies to Work For" in Washington State.

                                   # # #

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These factors include but are not limited to: CASB's ability to maintain current dividend payments or increase dividend payouts to shareholders. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA's safe harbor provisions.

Note: Transmitted on Business Wire on December 1, 2003 at 8:30 a.m. PST. Cascade Financial Increases Dividend
September xx, 2003
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